Exhibit 3.4

Amendment to

AGREEMENT OF LIMITED PARTNERSHIP

OF

SOVRAN ACQUISITION LIMITED PARTNERSHIP

THIS AMENDMENT OF THE LIMITED PARTNERSHIP AGREEMENT OF SOVRAN ACQUISITION LIMITED PARTNERSHIP (“Amendment”) is entered into by and among LIFE STORAGE HOLDINGS, INC. (f/k/a SOVRAN HOLDINGS, INC.) (“General Partner”), a Delaware corporation, as the General Partner and SOVRAN SELF STORAGE, INC., a Maryland corporation, as a limited partner (“Limited Partner”).

WHEREAS, the General Partner and the Limited Partner desire to amend the Agreement of Limited Partnership of Sovran Acquisition Limited Partnership, dated as of June 1, 1995, as amended (“Agreement”), to change the name of the limited partnership to Life Storage LP; and

WHEREAS, Section 2.2 of the Agreement provides, inter alia, that the General Partner may change the name of the limited partnership at any time and from time to time; and

WHEREAS, the name of the general partner of the limited partnership has been changed from “Sovran Holdings, Inc.” to “Life Storage Holdings, Inc.” and the name of “Sovran Self Storage, Inc.” will be changed to “Life Storage, Inc.” effective 12:01 a.m. Eastern Time on August 15, 2016.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Section 2.2 of the Agreement is hereby amended to read as follows:

“Section 2.2 Name

The name of the Partnership shall be Life Storage LP. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “LP”, “L.P.”, “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.”

2. Section 2.3 of the Agreement is hereby amended to read as follows:

“Section 2.3 Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is Incorporating Services, Ltd., 3500 South DuPont Highway, Dover, Delaware 19901. The principal office of the Partnership shall be 6467 Main Street, Williamsville, New York 14221, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.”

3. All references in the Agreement to “Sovran Self Storage, Inc.” shall be deemed to refer to “Life Storage, Inc. (f/k/a Sovran Self Storage, Inc.)” and all references in the Agreement to “Sovran Holdings, Inc.”, i.e. the General Partner, shall be deemed to refer to “Life Storage Holdings, Inc. (f/k/a Sovran Holdings, Inc.)”.

4. This Amendment shall become effective at 12:01 a.m. Eastern Time on August 15, 2016.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 10th day of August, 2016.

General Partner:

LIFE STORAGE HOLDINGS (f/k/a SOVRAN HOLDINGS, INC.)

By:	s/ Andrew J. Gregoire
Andrew J. Gregoire, Chief Financial Officer

Limited Partner:

SOVRAN SELF STORAGE, INC.

By:	s/ Andrew J. Gregoire
Andrew J. Gregoire, Chief Financial Officer